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                                                                   EXHIBIT 10.17

[CAPELLA EDUCATION COMPANY LETTERHEAD]

March 9, 2001

Mr. Paul Schroeder
4605 Sunnyside Road
Edina, MN 55424

Dear Paul:

We are pleased to extend you an offer of employment with Capella Education Company for the position of Senior Vice President and Chief Financial Officer. This is a corporate officer position. You will report to the Chairman and CEO of Capella Education Company. We are excited about the opportunities you will have to positively impact our organization.

BASE COMPENSATION: You will be paid on a bi-weekly basis an amount that would be $205,000 when annualized. It is our practice to review an individual's compensation and performance annually on the employment anniversary date. Additional compensation terms for this position are as follows:

HIRING BONUS: You will receive a hiring bonus in the amount of $25,000 no later than the first full payroll following your hire date. Should you leave the Company voluntarily within 12 months of receiving the payment, we ask that you agree to reimburse the company for these payments on a prorata basis.

ANNUAL INCENTIVE COMPENSATION POTENTIAL: In addition to your salary, you will be eligible to earn an annual incentive compensation award targeted at 40% of your base salary. The details of the incentive compensation program will be specified in an annual award plan. For the 2001 plan year, twenty percent or approximately $30,000 (20% of expected earnings of $154,000) will be guaranteed. All other terms and conditions of the Plan will apply, including the provision that you are an active employee at the time the incentive is normally awarded. A summary Plan document is included for your review.

STOCK OPTION GRANT: You will be granted options to purchase 100,000 shares of Capella Education Company common stock with an exercise price of $14.25 per share, exercisable over 10 years. The terms of the stock option grant will be specified in a definitive stock option agreement (the "Stock Option Agreement") which will provide that the right to exercise options to purchase 25,000 shares will vest on each of your first four anniversary dates of your initial employment with the Company. The Stock Option Agreement will also provide for immediate acceleration of the vesting of your stock option rights if, within the period required for full vesting of your stock option exercise rights, (1) there is a change of control of the ownership of the Company as defined in the Stock Option Agreement, and (2) within such period your employment is terminated or

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Mr. Paul Schroeder
Letter of Employment
March 9, 2001
Page 2

your job is adversely affected by such changes as a reduction in responsibility or compensation or a relocation of the job.

You will also participate in an annual grant award program beginning July 1 following two years of employment with the company. The specific amount of the grant is based on your position and base compensation using a multiple of pay formula, and calculated using the Black Sholes valuation based on the market price at the time of the grant.

SEVERANCE PAY: In the event your employment with Capella is involuntarily terminated for any reason other than cause, you will be entitled to a severance benefit consisting of six (6) months base salary. For the purposes of this paragraph "Cause" means: i) your commission of a crime or other act that could materially damage the reputation of Capella; ii) your theft, misappropriation, or embezzlement of Capella property; iii) your falsification of records maintained by Capella; or iv) your failure substantially to perform the material duties of your Capella employment, which failure is not cured within 30 days after written notice from the CEO specifying the act of non-performance.

BENEFIT PLANS: The following will summarize the current benefit plans, for which you would be eligible as a full-time employee:

Medical/Dental - Subject to a 30 day waiting period, you will be eligible to participate in the company's medical plan. The plan is administered through Medica. The company will pay 100% of your medical premium. The company will contribute 70% of the cost of the dental coverage.

Life Insurance - The company provides paid life insurance in the amount of 1X salary. You may also elect to purchase additional coverage for yourself, spouse and/or dependents.

Disability Benefits - The company offers short and long-term disability benefits. The short-term disability coverage provides salary replacement for up to 26 weeks of disability. The amount and length of coverage is based upon length of service with the company. This benefit is paid for by the company. You may elect to purchase long-term disability coverage. The Plan replaces up to 60% of your salary as long as you are eligible for disability benefits under the Plan. The company pays 50% of the cost of this plan.

Cafeteria Plan - This plan allows you to pay for medical premiums, unreimbursed medical and child care expenses from pre-tax dollars. You would be eligible for this plan at the same time you are eligible for the medical insurance.

401K Retirement Plan - Under this plan, you may contribute up to 15% of your eligible compensation on a pre-tax basis up to IRS limits. You are eligible to participate in this plan immediately upon your employment with the company.

ESOP - The Company will also make an annual contribution to the ESOP up to 3% of eligible compensation in the form of company stock once you are eligible to participate in the Plan.

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Mr. Paul Schroeder
Letter of Employment
March 9, 2001
Page 3

Employer contributions made in your first three years with Capella will vest at the end of your third year of employment. Employer contributions made after the end of your third year of employment will vest immediately.

Other benefits - You would earn 4 weeks of vacation per year, 10 paid holidays and up to 7 sick days allowed per year. Additionally, you would be eligible to receive one "life maintenance" day per year. As per policy, use this personal day as and when you wish.

You will be provided with company paid parking in a designated garage facility.

Paul, I am delighted to offer you this opportunity to join the Capella organization. We are impressed with the knowledge and talent you bring to our organization and are confident you will make a significant contribution to our future success.

Please indicate your acceptance of this offer by signing below and returning one copy to me.

Sincerely,

/s/ Betsy

Betsy Rausch
Human Resources Director

                                   Acceptance: /s/ Paul A. Schroeder
                                               --------------------------------

                                   Date:       3/9/01

Enclosure

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